May 1, 1997

DEAR FELLOW SHAREHOLDER:

It is important for you to know that a small group of disgruntled former employees and associates of PLM International are attempting to personally benefit -- at your expense -- from the substantial progress your management has achieved in improving the Company's financial performance. Specifically, this group, led by Gary Engle, is attempting to gain a disruptive presence on the board of directors by running an opposing slate against our nominees who have been instrumental in spearheading the turnaround of our Company. IF YOU RECEIVE PROXY MATERIALS FROM THESE DISSIDENTS, WE URGE YOU NOT TO TAKE ANY ACTION.

As  part  of  their  scheme  to  gain  control  of the  Company,  Equis  Limited
Partnership, also led by Gary Engle, recently sent your board of directors a letter stating that it is "prepared to offer" to acquire all of the outstanding shares of the Company's common stock for a cash purchase price of $5 per share. While this letter is subject to many significant contingencies, it clearly does not constitute a formal offer. Nevertheless, the board of directors intends to consider the letter carefully in accordance with its fiduciary obligations to maximize shareholder value. We will be providing you with additional information as it becomes available.

                    DON'T TRUST YOUR INVESTMENT TO GARY ENGLE
              SUPPORT YOUR BOARD'S PLAN TO BUILD SHAREHOLDER VALUE

Last May, we implemented a strategic plan specifically intended to move the Company forward in creating sustained, predictable growth in profitability and shareholder value. This strategic plan, described in the 1996 PLM International annual report recently mailed to you, consists of three components:

         Building the operations of American Finance Group, Inc., our commercial and industrial equipment leasing and management subsidiary;

         Expanding the business of PLM Rental, Inc., our trailer leasing and management subsidiary which is already the largest short-term, on-demand refrigerated trailer fleet in the United States;

         Continuing to manage our existing equipment leasing investor programs as well as actively seeking opportunities to manage additional equipment portfolios.

We are pleased to report solid, measurable progress towards achieving the Company's growth goals. During 1996, the following was accomplished:

          Grew AFG's equipment portfolio to $96.9 million in its first full year of operation, generating over $8 million in lease revenue;



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          Retired the full $11.5 million balance  remaining on subordinated debt and entire $10 million floating rate portion of senior loan;

          Reduced operations support and general and administrative expenses by 16% and 26% respectively over 1995 levels;

          Continued to repurchase shares by acquiring $6.5 million of common stock at an average price substantially below book value, reducing the total number of shares outstanding by 22% since the first repurchase program began in early 1995.

These improvements continued into the first quarter of 1997 when PLM International achieved its ninth consecutive quarter of positive results. We are pleased to enclose a copy of the first quarter earnings press release, which shows quarterly earnings of $0.14 per share versus $0.07 per share one year ago.

We believe these results are evidence that our strategic plan is working. Further, the positive results achieved to date are really a culmination of, and would not have been possible without, the numerous steps taken over the prior five years to strengthen the Company's financial position. Since year-end 1991, we have: reduced senior debt by 72% and subordinated debt by 100%; decreased total company staffing by 37%; and reduced overhead costs substantially.

We are convinced we have chosen the right future course for PLM International, one which will successfully create continued, long-term growth in earnings and value. Once again, we urge you not to be misled by a few disgruntled former employees and associates trying to hinder the forward momentum of your Company by electing two designees to your board. Please disregard any proxy material they may send you.

We strongly recommend that you sign, date, and mail the WHITE proxy which we will be mailing to you shortly.

Should  you  have any  questions,  please  contact  PLM  International  at (800)
626-7549 or MacKenzie Partners at (800) 322-2885. Thank you for your continued support.

Sincerely,



/S/ ROBERT N. TIDBALL
---------------------------
ROBERT N. TIDBALL
President and Chief Executive Officer


Enclosure



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ADDITIONAL INFORMATION

Mr. J Alec Merriam owns beneficially 83,696 shares of Common Stock of the Company and options to purchase 50,000 additional shares of Common Stock of the Company. Mr. Merriam's principal office is located in the Company's headquarters, One Market, 800 Steuart Tower, San Francisco, California 94105.

Mr. Douglas P. Goodrich owns beneficially 42,823 shares of Common Stock of the Company and options to purchase 75,000 additional shares of Common Stock of the Company. Mr. Goodrich's principal office is located in the Company's headquarters, One Market, 800 Steuart Tower, San Francisco, California 94105.

Mr. Walter E. Hoadley owns beneficially 1,000 shares of Common Stock of the Company and options to purchase 50,000 additional shares of Common Stock of the Company. Mr. Hoadley's principal office is located at 555 California Street, 11th Floor, San Francisco, California 94104.

Mr. Robert L. Pagel owns beneficially 20,000 shares of Common Stock of the Company and options to purchase 50,000 additional shares of Common Stock of the Company. Mr. Pagel's principal office is located in the Company's headquarters, One Market, 800 Steuart Tower, San Francisco, California 94105.

Mr. Harold R. Somerset owns beneficially 6,000 shares of Common Stock of the Company and options to purchase 30,000 additional shares of Common Stock of the Company. Mr. Somerset's principal office is located at 19 Donald Drive, Orinda, California 94563.

Mr. Robert N. Tidball owns beneficially 105,439 shares of Common Stock of the Company and options to purchase 170,000 additional shares of Common Stock of the Company. Mr. Tidball's principal office is located in the Company's headquarters, One Market, 800 Steuart Tower, San Francisco, California 94105.

Mr. Robert L. Witt owns beneficially 5,000 shares of Common Stock of the Company. Mr. Witt's principal office is located at 684 Fox Run, Orinda, California 94563.

Mr. J. Michael Allgood owns beneficially 15,421 shares of Common Stock of the Company and options to purchase 60,000 additional shares of Common Stock of the Company. Mr. Allgood's principal office is located in the Company's headquarters, One Market, 800 Steuart Tower, San Francisco, California 94105.